EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of the 28th day of May, 1999, between mortgage.com, inc., a Florida corporation (the "Company"), and John Hogan (the "Executive").

                  WHEREAS, the Company and the Executive are parties to a certain Purchase Agreement (as hereafter defined) dated January 1, 1998, pursuant to which the Company purchased and the Executive sold all of the Executive's right, title and interests in and to the net profits of the Company's Northern California Division; and

                  WHEREAS, the Executive is currently employed with the Company pursuant to an Employment Agreement dated as of January 1, 1998, which Employment Agreement the Executive has agreed to terminate upon execution of this Agreement; and

                  WHEREAS, the Executive desires to commit himself to serve the Company and the MBG (as hereafter defined) on the terms herein provided.

                  WHEREAS, the Board of Directors of the Company (the "Board") recognizes the Executive's potential contribution to the continued growth and success of the Company and desires to assure the Company of the Executive's employment in an executive capacity and to compensate him therefor;

                  WHEREAS, the Company recognizes that circumstances may arise in which a change of control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company's needs for the Executive to remain focused on the Company's business, and for the necessary continuity in management prior to and following a change of control, and the Executive's reasonable personal concerns regarding future employment with the Company and economic protection in the event of loss of employment as a consequence of a change of control;

                  WHEREAS, the Company and the Executive are desirous that any proposal for a change of control of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;

                  WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable economic security, as provided herein, against altered conditions of employment which could result from any such change of control; and

                  WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company which the Company desires to protect.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following words and

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phrases shall have the following meanings. Terms capitalized herein but not defined herein shall have the meanings given to them in the Purchase Agreement.

                  "Affiliate" has the same meaning as "affiliate" in Rule 144(a) promulgated under the Securities Act of 1933, as amended.

                  "Beneficial Owner" shall have the same meaning as "beneficial owner" in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

                  "Cause" for termination shall mean (i) Executive's conviction of a felony, (ii) acts of Executive which, in the judgment of the Board, constitute fraud on the part of Executive, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willful engagement in conduct materially injurious to the Company, or (iii) gross misconduct, including but not limited to the willful failure of Executive either to (a) obey lawful written instructions of the Board after thirty (30) days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected, or
(b) correct any conduct of Executive which constitutes a breach of this Agreement after thirty (30) days notice in writing of Executive's failure to do so and of the Board's intention to terminate Executive if such failure is not corrected.

                  "Change of Control" shall be deemed to have occurred if, after the effective date of this Agreement,

                  a. any one Person (or group of affiliated Persons or entities) other than an Excluded Person or an underwriter temporarily holding securities pursuant to an offer of such securities, becomes a Beneficial Owner, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

                  b. the shareholders of the Company approve, and the Company consummates, a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person other than an Excluded Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities; or

                  c. the shareholders of the Company approve, and the Company consummates, an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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                  Notwithstanding the foregoing, no "Change of Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

                  "Date of Termination" shall mean (i) if the term of this Agreement expires, the expiration date as specified in Section 2 hereof, (ii) if the Executive's employment is terminated by his death, the date of his death,
(iii) if the Executive's employment is terminated as a result of a disability described in Section 9, the date on which the Executive is terminated in accordance with Section 9, (iv) if the Executive's employment is terminated pursuant to Sections 8(b) or 8(d), the date of the Notice of Termination (which date shall not precede the date of mailing such Notice of Termination) and (v) if the Executive's employment is terminated pursuant to Sections 8(c) or 8(e), the date specified as the Date of Termination in the Notice of Termination (which date shall not precede the date of mailing such Notice of Termination).

                  "Excluded Person" shall mean Seth Werner, Canaan Equity, L.P., Dominion Fund III, or affiliates of any of the foregoing.

                  "Good Reason" shall mean, if (i) the Company reduces the Executive's Base Salary other than pursuant to an across the board reduction for all executives of the Company made necessary by business conditions in the judgment of the Board of Directors of the Company, (ii) the Company requires the Executive to relocate more than 50 miles from Santa Clara County, California
(iii) the Company fails to meet its obligations under Section 5, or engages in any other material breach of the terms of this Agreement, (iv) there is a material adverse change by the Board of the Executive's functions, duties, authority or responsibilities without the Executive's written consent, and, as a result of such change, the Executive's position with the Company shall be or becomes one of less dignity, responsibility, authority or scope

                  "Notice of Termination" shall have the meaning set forth in
Section 8(f) hereof.

                  "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

                  "Board" shall mean the Company's Board of Directors.

                  "Division" shall mean the Company's Northern California Division.

                  "MBG" means the "MBG" or "Mortgage Banking Group" as such terms are defined in the Purchase Agreement.

                  "MBG Shut Down" shall mean the closing by the Company of the operations of the MBG by any means which results in the loss of 75% or more of origination loan volume generated by the MBG during the most recent fiscal quarter.

                  "Members" shall mean members of the Company's membership network.

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         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         2. Employment. Unless earlier terminated pursuant to the provisions of this Agreement, the employment of the Executive by the Company shall be for a term of 3 years, commencing on the 1st day of January, 1999. This Agreement shall thereafter automatically renew annually for successive one year terms unless either the Company or the Executive shall give written notice to the other at least 90 days prior to the end of the initial term hereof or any subsequent one-year renewal term, as the case may be, of the Company's or the Executive's election not to extend this Agreement, in which event the expiration of the then current term of this Agreement shall constitute the Date of Termination.

         3. Position and Duties. The Executive shall serve as the President and Chief Operating Officer of the Division and the MBG, as an Executive Vice President of the Company, and in such additional management positions as the Board and the Executive may mutually agree. Subject to the authority of the Board, the Executive shall have supervision and control over, and responsibility for, (i) the day-to-day operations of the Division pursuant to the policies adopted by the Board from time to time, and (ii) the day-to-day operations of the MBG pursuant to the policies adopted by the Board, all as overseen by the Chief Executive Officer and President of the Company. Specifically, the Executive's duties will include (i) the development of Division business and MBG business; (ii) the recruitment of Members; (iii) the integration of the business conducted in all offices and sites of the MBG (as currently existing and as may be expanded in the future); (iv) the general growth and improvement of the Division and the MBG; and (v) executive management of secondary marketing activities and chairmanship of the Pricing Secondary Marketing Committee, which committee has the authority to set and determine loan product offerings, pricing and secondary marketing policies and procedures.

                  The Executive shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Executive's position as an executive officer in charge of the general management of the Division and the MBG. The Executive shall devote his entire working time and efforts to the business and affairs of the Division and the MBG.

         4. Place of Performance. In connection with his employment by the Company, the Executive shall perform his duties from locations in Santa Clara County, California, or such other place as may be mutually agreed to by the Company and the Executive.

         5. Director's Seat. The Company shall nominate the Executive to continue to serve as a Board member at each annual meeting of the Company's shareholders occurring during the term of this Agreement.

         6. Compensation.

                  a. Base Salary. The Executive shall receive during the first year of his employment hereunder an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the "Base Salary"). During the remaining term of his employment (years two and three), there shall be an annual review for merit by the Board at which time the Executive's Base Salary shall be increased by eight percent (8%) of the Base Salary

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         for the immediately preceding year. The Executive's Base Salary shall be payable in periodic installments in accordance with the Company's usual practice for executive officers of the Company.

                  b. Bonuses. In addition to Base Salary, during the term of his employment hereunder, the Executive shall be paid bonuses as determined from time to time by the Board. The Executive will be assigned a target award, representing a percentage of his Base Salary (representing not less than 35% nor more than 100% of his Base Salary) ("Target Award"). The Executive's bonus will be determined by multiplying the Target Award by a percentage reflecting the financial performance of the Company ("Percent of Target Award Earned"). The amount of any bonus payable to the Executive shall be determined as promptly as practicable after the determination of the Company's financial performance for the year, but in any event such payment will be made not later than 30 days after the Company's receipt of consolidated audited financial statements, if audited, or if not audited, not later than April 30 of such year.

                  c. Other Incentive Compensation. In addition to Base Salary, the Executive shall be entitled to participate in the Company's Stock Option Plan. During the term of the Executive's employment, he shall be further entitled to stock options under the Company's Stock Option Plan in an amount equal to one-half of the stock options granted to the Company's Chief Executive Officer from time to time, such stock options to be incentive stock options or non-qualified stock options, depending on the type of stock options granted to the Company's Chief Executive Officer. The Option Agreement evidencing the options granted pursuant to this Section 6(c) (the "Options") shall contain customary anti-dilution adjustments to the exercise price and number of purchasable shares of common stock (e.g., stock splits, reverse splits, stock dividends). Options which may not be eligible for incentive stock option treatment as a result of yearly or other limits on the number of shares eligible for such treatment shall be deemed to be non-qualified stock options.

                           Notwithstanding any vesting schedule contained in any Option Agreement evidencing Options, upon termination of the Executive's employment pursuant to Section 8 for any reason other than
         (i) by the Company for Cause or (ii) the Executive's retirement pursuant to the Company's retirement policies, the Options shall become one hundred percent (100%) vested on the Date of Termination and with respect to non-qualified stock options, the deadline for exercising such Options under the applicable Option Agreement shall be extended to a date which is ten years from the date hereof.

                  d. Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder (according to the policies and procedures from time to time established by the Board), provided that the Executive properly accounts therefor in accordance with Company policy.

                  e. Fringe Benefits. During the term of his employment, the Executive shall be entitled to participate in or receive benefits under all the Company's employee benefits plans and arrangements, including any retirement plan, stock option plan, profit-sharing plan, savings plan, health-and-accident plan, disability plan, insurance programs or other arrangements made available by the Company to its senior

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         executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

                  f. Vacations. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers but not less than four
         (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays provided by the Company to its senior executive officers.

                  g. Car Allowance. During the term of his employment, the Executive shall at the Executive's expense maintain an automobile available for use in connection with the performance of his duties hereunder and shall be entitled to a car allowance of $1,500 per month.

                  h. Insurance. The Company shall obtain and pay for and keep in force at all times while Executive is employed by the Company and thereafter as provided herein, an insurance policy on the life of the Executive with a death benefit not less than the greater of (i) four
         (4) times the Base Salary or (ii) $1,500,000; provided, that if the Executive is not insurable at the insurer's lowest rates for healthy, non-smoking males of the Executive's age (the "Non-Rated Premiums"), then the Company shall obtain and pay for an insurance policy on the life of the Executive in the face amount obtainable for such Non-Rated Premiums. The Executive shall have the exclusive right to designate the beneficiaries of any life insurance policy provided by the Company hereunder and to change the beneficiaries from time to time. Such policy and the proceeds and cash value thereof, if any, shall be the sole property of the Executive and the Company shall not retain any beneficial interest therein. Upon termination of the Executive's employment by the Company for Cause, upon a disability described in
         Section 9, as a result of his retirement pursuant to the retirement policies of the Company, or by the Executive or the Company pursuant to notice under Section 2, the Company's obligation to pay the premiums on such insurance shall cease; in all other events the premiums shall be paid for eighteen (18) months following the Date of Termination.

         7. Unauthorized Disclosure.

                  a. During the period of his employment hereunder and following termination thereof, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any Person, other than an employee of the Company or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as a senior executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, formulas, designs or styles, processes, customers, computer software and systems, computer programming or methods of marketing, the disclosure of which would be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by Persons engaged in the same business or a business similar to that conducted by the Company. Executive shall have no obligation hereunder to keep confidential any confidential information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

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                  b. The provisions of this Section 7 shall be binding upon the
         Executive's heirs, successors and legal representatives.

         8. Termination.

                  a. Death. The Executive's employment hereunder shall terminate upon his death.

                  b. Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder at any time for Cause by delivering a Notice of Termination to the Executive.

                  c. Termination by the Company without Cause. The Company may terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive at least 30 days prior to the Date of Termination.

                  d. Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by delivering a Notice of Termination to the Company. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach of or default under this Agreement or the Purchase Agreement by the Company which is not cured by the Company within thirty (30) days after its receipt of notice thereof by the Executive or (ii) an MBG Shut Down. A termination by the Executive pursuant to this subsection d shall be treated for all purposes as a termination by the Company pursuant to subsection c of this Section 8.

                  e. Termination by the Executive Following Change of Control. The Executive may terminate his employment hereunder for any reason after the date which is 120 days after the date of a Change of Control, by delivering a Notice of Termination to the Company at least 30 days prior to the Date of Termination.

                  f. Notice of Termination. Any termination by the Company pursuant to subsections b or c of this Section 8, and any termination by the Executive pursuant to subsections d or e of this Section 8, shall be communicated by a written notice delivered by certified mail, return receipt requested, within the appropriate time periods, if any, specified by such subsections, and such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon. If the termination is pursuant to subsections b or d of this
         Section 8, the Notice of Termination also shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         9. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, as determined in writing by a physician reasonably acceptable to Executive, the Executive shall have been unable to perform his duties hereunder on a full-time basis for the Disability Period (as defined below), and the Executive is therefore incapable of performing such duties, and within thirty (30) days after the Company notifies the Executive in writing that it intends to replace him the Executive shall not have returned to the performance of his duties hereunder on substantially a full-time basis, the

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Company may terminate the Executive and replace him without breaching this
Agreement. As used herein, the Disability Period shall mean the period of disability required by the Company's disability insurance policies as a condition to providing disability benefits to the Executive under such policies.

         10. Compensation Upon Termination or During Disability.

                  a. Death or Disability. If the Executive's employment shall be terminated by reason of his death or disability, the Executive or the Executive's estate shall be entitled to all compensation and all fringe benefits accrued and vested through the Date of Termination, all accrued and vested retirement benefits; and in addition, in the event of the death of the Executive all stock options granted prior to the date of death shall become 100% vested. In addition, if the Executive's employment is terminated as a result of a disability within the meaning of Section 9, the Company shall provide such disability benefits to the Executive as are made available to other senior executive officers of the Company.

                  b. Termination by Company For Cause; Retirement. If the Executive's employment shall be terminated for Cause, the Executive shall be entitled to receive (A) his full Base Salary accrued through the Date of Termination at the rate in effect at the time the notice of termination is given and (B) only such Options as have vested prior to the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

                  If the Executive's employment shall be terminated as a result of his retirement at an age of 60 years or older, the Executive shall be entitled to receive (A) his full Base Salary accrued through the Date of Termination at the rate in effect at the time the notice of termination is given and (B) 100% vesting of Options he has been granted prior to the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement, other than its obligations under the Company's retirement plans and policies if the Executive's employment is terminated as a result of his retirement pursuant to the Company's retirement policies.

                  c. Termination by Company Without Cause; Termination by Executive for Good Reason. Subject to subsection (d) of this Section 10, if (A) the Company shall terminate the Executive's employment pursuant to Section 8(c) or (B) the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive his full Base Salary accrued through the Date of Termination at the rate in effect on the Date of Termination. In addition, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth (30th) day following the Date of Termination, a lump-sum amount equal to (a) two times the Base Salary then in effect plus (b) two times the annual car allowance provided for in this Agreement (collectively, a "Severance Payment"). In addition, the Company shall maintain in full force and effect, for the continued benefit of the Executive for eighteen (18) months following the Date of Termination, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, so long as the Executive's continued participation is possible under the general terms and provisions of such plans and programs. To the extent that the Executive's benefits from any pension, profit sharing or other retirement plan or program (whether tax qualified or otherwise) are not vested on the Date of Termination, the Company shall pay to the Executive in 18 equal monthly installments following the Date of Termination, the present value of the difference between the

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         amounts which would have been paid to the Executive had he been fully vested on the Date of Termination and the amounts actually paid or payable to the Executive pursuant to such plans or programs.

                  In addition, if the Date fo Termination, as defined in Section 1, is the date the term of this Agreement expires as specified in
         Section 2, all stock options granted prior to the Date fo Termination shall become 100% vested.

                  d. Termination of Executive Upon Change of Control. Notwithstanding subsection (c) of this Section 10, if

                  i. the Company shall terminate the Executive's employment pursuant to Section 8(c) or the Executive terminates his employment for Good Reason, in either case at any time within two years following a Change of Control, or

                  ii. a Change of Control occurs and the Executive's employment was terminated by the Company pursuant to Section 8(c) during the period 180 days prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or
         (B) otherwise arose in connection with or in anticipation of a Change of Control,

then in lieu of the Severance Payment described in subsection (c) of Section 10, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth (30th) day following the Date of Termination, a cash lump-sum amount equal to the higher of the following amounts:

                  iii. Three (3) times Base Salary plus the average of the bonuses paid to Executive during the prior three calendar years (or the number of calendar years that bonuses have been paid to Executive if bonuses have been paid for less than three calendar years) or

                  iv. Three (3) times Base Salary plus his Target Award bonus for the then current calendar year, assuming the Percent of Target Award Earned is 100%.

Notwithstanding subsection (c) of this Section 10, if the Executive terminates his employment pursuant to Section 8(e) hereof, then in lieu of the Severance Payment described in subsection (c) of Section 10, the Company shall pay to the Executive, as liquidated damages, or severance pay, or both, on the thirtieth
(30th) day following the Date of Termination, a cash lump-sum amount equal to the higher of the following amounts:

                  v. Three (3) times Base Salary plus the average of the bonuses paid to Executive during the prior three calendar years (or the number of calendar years that bonuses have been paid to Executive if bonuses have been paid for less than three calendar years) or

                  vi. Three (3) times Base Salary plus his Target Award bonus for the then current calendar year, assuming the Percent of Target Award Earned is 100%.

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                  e. If Section 280G of the Internal Revenue Code of 1986, as
         amended (the "Code") applies to payments made to the Executive upon a Change of Control, the Company shall pay to the Executive an amount necessary to negate the effect upon the Executive of any excise tax on any portion of such payment pursuant to Section 280G of Code, as well as the effect upon the Executive of any excise tax and income tax on amounts required to be paid pursuant to this subsection (e), such amounts under this subsection (e) to be paid to the Executive in four equal installments, with the first installment due and payable on the Date of Termination, and the remaining installments due and payable every 90 days following the Date of Termination

         11. Non-Competition. In recognition of the Company's substantial relationships with business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that, in the event of any termination, except termination under Sections 8.c, 8.d or 8.e or the Executive shall not, for a period expiring three (3) years after the Date of Termination, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the online mortgage origination business of the Company or its affiliates, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues or sales for its most recently completed fiscal year. Nothing in this Section 11 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. For terminations under Section 8.c, 8.d or 8.e the Executive shall not, for a period expiring one (1) year after the Date of Termination, without the prior written approval of the Board, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the online mortgage origination business of the Company or its affiliates, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues or sales for its most recently completed fiscal year; provided, however, that nothing in this
Section 11 shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in
Section 1 is the date the term of this Agreement expires as specified in Section 2.

         12. Non-Solicitation. In recognition of the Company's substantial relationships with business clients or prospects and its trade secrets and other valuable, confidential business or professional information, the Executive agrees that during the term of his employment with the Company, and for a period of two years following the termination of his employment by Company for Cause or by the Executive voluntarily, he will not, directly or indirectly, for himself or for any other commercial enterprise, directly or indirectly (i) solicit any of the Company's customers, members, joint venture partners, or technology partners, which relationships are in existence during the term of his employment or at the time of termination of such employment, as the case may be, or (ii) solicit or discuss with any employee of the Company the employment of such Company employee by any commercial enterprise other than the Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than the Company. In addition and notwithstanding anything herein to the contrary, this section shall not apply if the Date of Termination as defined in Section 1 is the date the term of this Agreement expires as specified in Section 2.

         The Executive acknowledges that the enforcement of the provisions in
Section 11 and this Section 12 shall not result in unreasonable deprivation of his right to earn a living and that if the provisions of Section 11 or this
Section 12 shall be determined by any court to be invalid or unenforceable to any extent, then Section 11 or this Section 12, as applicable, shall be deemed to be amended so as to be valid and enforceable to the fullest extent permitted by law.

         13. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be deemed properly mailed, if mailed to the following addresses:

         If to the Executive:

         John Hogan
         17526 Vineland Avenue
         Monte Sereno, CA 95030

         If to the Company:

         Mortgage.com, Inc.
         8751 Broward Boulevard
         Fifth Floor
         Plantation, Florida 33324
         Attn:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, exclusive of conflicts of laws principles.

         16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without regard to the choice of law or conflict of laws provisions thereof).

         18. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and expenses from the losing party, whether incurred before suit is brought, before or at trial, on appeal, or in insolvency proceedings.

         19. Jurisdiction. Each party to this Agreement hereby irrevocably submits to the jurisdiction of any Florida state court or federal court sitting in Broward County, Florida in any action or proceeding arising out of or relating to this Agreement, or any other related document, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida state or federal court. The Company and Executive agree that such jurisdiction and venue shall be exclusive and each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                        MORTGAGE.COM, INC.,
                                         ("Company")


                                        By: /s/ Seth Werner
                                        -------------------
                                            Seth Werner, Chief Executive Officer

/s/ John Hogan
--------------
John Hogan ("Executive")
                                       12